Exhibit 10.12

September 23, 2022

Trailblazer Merger Corporation I

510 Madison Avenue
Suite 1401
New York, NY 10022
Attention: Ari Rabinowitz

Gentlemen:

This is to confirm our understanding pursuant to which Trailblazer Merger Corporation I (the “Company”) and Trailblazer Sponsor Group LLC (the “Sponsor”) have agreed (the “Agreement”) to engage LifeSci Capital LLC, a New York limited liability company (“LifeSci”), to act as its financial advisor for an initial term commencing as of the date hereof and ending upon the earlier of (i) the Company’s consummation of a Transaction (as defined below) and (ii) the Company’s dissolution and liquidation as a result of failing to consummate a Transaction, unless earlier terminated pursuant to Section 8 (the “Engagement Period” or the “Term”).

1.            Advisory Services.

In connection with a Transaction, LifeSci may provide certain or all of the following services (collectively referred to as the “Advisory Services”):

(a)	create a target list, in consultation with the Company, of businesses (“Targets”) the Company and LifeSci believe may have interest in effectuating a business combination (a “Transaction”) involving the Company and one or more Targets;

(b)	assist the Company in the preparation and dissemination of descriptive information regarding the Company, its business and its structure, including a customary information memorandum, management presentations and other business, legal and financial diligence materials (“Marketing Materials”), to Target prospects;

(c)	assist the Company in any bidding processes for a Transaction and contacting potential Target partners;

(d)	assist the Company in managing the due diligence investigations by Targets;

(e)	coordinate and assist the management of the Company in preparing for and hosting management presentations with Targets, as well as with conference and diligence calls;

(f)	participate with the Company in meeting(s) between Company management and potential Targets;

(g)	assist the Company in providing formal indications of interest to potential Targets;

(h)	advise the Company with respect to its selection of, and negotiations with, potential Targets;

(i)	advise the Company with respect to the structure of the Transaction;

(j)	assist the Company in its negotiations with the potential Target(s) through the consummation of a Transaction and in evaluating and qualifying competing Targets, including the evaluation of any securities or other assets offered as part of a Transaction;

(k)	assist the Company’s management and stockholders in managing the Transaction process;

(l)	assist the Company and its counsel in negotiating certain agreements documenting a Transaction; and

(m)	assist the Company and its counsel in consummating a Transaction with a Target, including activities related to preparing a form S-4 or similar documentation related to the Transaction to be filed with the Securities and Exchange Commission (“SEC”).

It is expressly understood and agreed that LifeSci shall be required to perform only such tasks from the above list as may be reasonably requested in good faith by the Company in connection with the rendering of its services in connection with a Transaction hereunder. Moreover, it is further understood that LifeSci need not perform each of the above-referenced tasks in order to receive the fees described in Section 2 hereof but it shall be required to perform such tasks as reasonably requested in good faith by the Company in the preceding sentence. It is also understood that LifeSci’s tasks may not be limited to those enumerated in this Section 1, but any such changes shall be mutually agreed upon by both parties. It is further acknowledged and agreed that LifeSci will not provide any legal, regulatory, accounting, appraisal, or tax advice, or develop any tax strategies, or provide any opinion for the Company. If the Company requests that LifeSci provide any services other than those Advisory Services expressly set out in this Section 1, then the Company and LifeSci will enter into an additional agreement that will set forth the nature and scope of such services, appropriate compensation and other customary matters, as mutually agreed between the Company and LifeSci.

2.            Compensation.

(a)	Upon consummation of the Transaction, the Company shall issue to LifeSci ( or another entity designated by LifeSci) equity interests in the post-Transaction surviving entity with value upon issuance to LifeSci equal to one and a half percent (1.5%) of the Total Consideration (as defined below) in accordance with Section 2(b) below (the “Advisory Fee”).

(b)	For the purposes of this Agreement, “Total Consideration” shall mean the total market value of, without duplication, all cash, securities, or other property paid or transferred at the closing of a Transaction by the Target’s stockholders or to be paid or transferred in the future to the Target’s stockholders with respect to such Transaction (other than payments of interest or dividends and any contingent or earnout consideration based upon future performance of the combined companies, however characterized), including, without limitation, to the extent applicable, any net value paid in respect of (i) the assets of the Target and (ii) the capital stock of the Target (and the spread value of any “in the money” securities convertible into options, warrants or other rights to acquire such capital stock), after giving effect to the assumption, retirement or defeasance, directly or indirectly (by operation of law or otherwise), of any long-term liabilities of the Target or repayment of indebtedness, including, without limitation, indebtedness secured by the assets of the Target, capital leases or preferred stock obligations; provided, that for the avoidance of doubt, any funds in the trust account into which the proceeds of the Company’s proposed initial public offering (the “Offering”) are placed (as may be applicable in the case of a Transaction) or financing proceeds raised in connection with the closing of the Transaction, in either case, that are not paid to the Target’s stockholders as consideration in the Transaction will not be included as part of the Total Consideration.

For purposes of this Section 2, the market value of any publicly traded common stock, whether already outstanding or newly-issued, will be equal to the greater of:

(i)	the value of such common stock issued to the Target upon the closing of a Transaction at a price equal to $10.00 per share; and

(ii)	the VWAP of such common stock for the first five (5) trading days following the consummation of the Transaction.

“VWAP” means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). Any fee payable to LifeSci other than in cash (including relevant portions of the Advisory Fee, such as equity compensation) shall be settled following the consummation of the business combination, but no later than the fifth (5th) trading day subsequent to a notice of effectiveness by the Securities and Exchange Commission of the earliest S-l or S-3 registration statement by the post-Transaction combined Company (the “Registration Date”) pursuant to which any shares issuable to LifeSci can and shall be registered. In the case of the issuance of subsequent additional equity consideration to the post-Transaction combined Company as a result of a negotiated Transaction, such fees payable to LifeSci shall be settled within 10 days of the receipt of additional equity securities, if and when received by the post-merger combined Company and its stockholders. Any fees payable in equity to LifeSci shall be settled in the form of fully registered shares of the post-Transaction combined Company in a quantity equal to (x) the dollar value of the equity fees payable to LifeSci pursuant to Section 2(a) and Section 2(b) herein, divided by (y) the closing price per share of the post-merger combined Company’s stock as of the Registration Date.

3.         Indemnification. The Company agrees to indemnify LifeSci in accordance with the provisions of Annex A hereto, which is incorporated by reference and made a part hereof.

4.            Expenses. The Company agrees to reimburse LifeSci for all out-of-pocket documented costs and expenses (including the fees and expenses of their counsel) incurred by LifeSci in connection with the Advisory Services (“Reimbursable Expenses”), up to $50,000 in the aggregate; provided, that the Company shall not reimburse LifeSci for any individual Reimbursable Expense incurred in excess of $5,000 unless LifeSci has received prior written approval by the Company for each such expense, and further provided, that upon the consummation of a Transaction, the Company shall reimburse LifeSci for any and all Reimbursable Expenses incurred in excess of $50,000.

5.            Confidential Information.

(a)	In connection with the rendering of services, LifeSci has been or will be furnished with certain confidential information of the Company including, but not limited to, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information shall be deemed “Confidential Material,” shall be used solely in connection with the provision of services contemplated hereby and shall not be disclosed by LifeSci without the prior written consent of the Company. In the event LifeSci is required by applicable law or legal process to disclose any of the Confidential Material, LifeSci will deliver to the Company prompt notice of such requirement (by fax or overnight courier promptly following LifeSci’s knowledge or determination of such requirement) prior to such disclosure so the Company may seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order (because the Company elected to not seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, LifeSci is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, LifeSci may do so without liability hereunder.

(b)	The term “Confidential Information” will not include any information that (i) is or becomes generally available to the public other than as a result of the breach of the terms of this Agreement by LifeSci or its affiliates, (ii) is or has been independently acquired or developed by LifeSci without violating any of the terms of this Agreement, (iii) was within LifeSci’s possession prior to it being furnished to LifeSci by or on behalf of Company or (iv) is received from a source other than the Company; provided, that, in the case of subparts (iii) and (iv) above, the source of such information was not known by LifeSci to be bound by a confidentiality obligation to the Company or any other party with respect to such information.

6.            Limitation Upon the Use of Advice and Services.

(a)	No person or entity, other than the Company (including its directors, officers and employees), shall be entitled to make use of, or rely upon any advice of LifeSci to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior written consent of LifeSci.

(b)	Use of LifeSci’s names in annual reports or any other report of the Company or press releases by the Company requires the prior written approval of LifeSci unless the Company is required by law to include LifeSci’s name in such annual reports, other report or press release of the Company, in which event the Company shall furnish to LifeSci copies of such annual reports or other reports or press releases using LifeSci’s names in advance of publication by the Company.

7.            Miscellaneous.

(a)	Any notice or communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at: 510 Madison Avenue Suite 1401 New York, NY 10022 or if to LifeSci, addressed to it at: LifeSci Capital LLC, 250 West 55th Street, 34th Floor New York, New York 10019, Attention Bob Spivak. Such notice or other communication shall be deemed to be given on the date of receipt.

(b)	This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and LifeSci.

(c)	This Agreement shall be governed by, and construed under the laws of the state of New York as applied to agreements among New York residents, made and to be performed entirely within the State of New York without giving effect to its choice of law, conflict of laws or “borrowing,” statutes, rules, principles and precedent

(d)	There is no relationship of partnership, agency, employment, franchise or joint venture between the parties. No party has the authority to bind the other or incur any obligation on the other’s behalf.

(e)	This Agreement and the rights hereunder may not be assigned by either party (except by operation of law).

(f)	Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

8.            Termination. Until the Company and LifeSci have entered into a definitive underwriting agreement (the “Underwriting Agreement”) in connection with the Offering, (i) this Agreement may be terminated at any time by LifeSci, (ii) the Company may terminate this Agreement at any time upon a material breach by LifeSci that is not cured within thirty (30) days of such breach or is not capable of being cured in such thirty (30) day period by providing thirty (30) days’ written notice of such intent to LifeSci and (iii) beginning on December 29, 2022, the Company may at any time terminate this Agreement and any further participation in the proposed transactions described herein by providing thirty (30) days’ written notice of such intent to LifeSci.

Following the execution of the Underwriting Agreement, (x) this Agreement may be terminated at any time by LifeSci and (y) the Company may terminate this Agreement at any time upon a material breach by LifeSci that is not cured within thirty (30) days of such breach or is not capable of being cured in such thirty (30) day period by providing thirty (30) days’ written notice of such intent to LifeSci.

Unless LifeSci terminates this Agreement, the Company and/or the Sponsor shall reimburse LifeSci for the full amount of expenses incurred pursuant to Section 4 hereto, if any, through the date of written notice of such termination. The sections headed “Compensation,” “Confidential Information,” “Indemnification,” “Miscellaneous,” “Expenses,” “Limitation Upon the Use of Advice and Services” and “Limitation of Liability” will survive any such termination; provided, however, that in the event of a termination of this Agreement by LifeSci or by the Company in the event of a material breach by LifeSci, no compensation shall be due to LifeSci and LifeSci shall only be entitled to expenses incurred pursuant to Section 4.

9.           Limitation of Liability. The Company agrees that LifeSci will not be liable to the Company for any claims, losses, damages, liabilities, costs or expenses related to the engagement hereunder (collectively, “Claims”), except to the extent finally judicially determined to have resulted solely from the gross negligence or willful misconduct of LifeSci, and then only to the extent of any compensation paid to LifeSci by the Company hereunder. In no event will LifeSci be liable for consequential, special, indirect, incidental, punitive or exemplary losses, damages or expenses.

10.          Broker-Dealer. LifeSci hereby represents and warrants that is registered as a broker-dealer with the Securities and Exchange Commission and with FINRA, and will notify the Company promptly if such registration lapses during the term of this Agreement, or during any time that LifeSci shall be entitled to compensation hereunder. In addition, LifeSci further represents and warrants that it shall comply with all applicable law and/or regulation in connection with the services to be provided hereunder and its engagement by the Company hereunder.

11.          Waiver of Any Rights to the Trust Fund. LifeSci acknowledges that the Company may disburse monies from the Trust Account only: (a) to the Company’s public shareholders in the event of the redemption of their shares or the dissolution and liquidation of the Company, (b) to the Company (or a Subsidiary thereof) after the Company consummates an acquisition transaction (as described in the Company’ s Registration Statement, declared effective by the Securities and Exchange Commission) or (c) as consideration to the sellers of a target business with which the Company completes a business combination, all in accordance with the Company’s charter documents and the Trust Agreement. LifeSci agrees that, notwithstanding anything to the contrary in this Agreement, it does not now have, and shall not have any rights, title, interest or claim of any kind in or to, or make any claim of any kind against, monies held in the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between LifeSci, on the one hand, and the Company, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 11 as the “Trust Claims”). Notwithstanding anything to the contrary in this Agreement, LifeSci hereby irrevocably waives any Trust Claim it may have, now or in the future, and will not seek recourse against, the Trust Fund for any reason whatsoever in respect thereof. In the event that LifeSci or any of its affiliates commences any action or proceeding, including arbitration, based upon, in connection with, relating to or arising out of any matter relating to the Company, which proceeding seeks, in whole or in part, relief against the Company, the Trust Fund or the public shareholders of the Company for money damages, the Company shall be entitled to recover from LifeSci the associated legal fees and costs in connection with any such action, in the event the Company prevails in such action or proceeding.

Please confirm that the foregoing is in accordance with your understanding by signing in the space provided below and returning to us a duplicate of this Agreement.

Very truly yours,

LIFESCI CAPITAL LLC

By:	/s/ David Dobkin
David Dobkin
Managing Director

Agreed to and accepted this 23rd day of September, 2022

TRAILBLAZER SPONSOR GROUP, LLC,
On behalf of itself and
TRAILBLAZER MERGER CORPORATION I

		By:	/s/Joseph Hammer
Joseph Hammer
Manager

ANNEXA
INDEMNIFICATION

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the letter agreement dated September 23, 2022 (as amended from time to time, the “Agreement”), by and among Trailblazer Sponsor Group, LLC (“Sponsor”), Trailblazer Merger Corporation I (“Company”) and LifeSci Capital LLC (“LifeSci” or “Underwriter”).

The Company and the Sponsor agree to indemnify and hold harmless LifeSci and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action,suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, (a) LifeSci’s acting for the Company or Sponsor, including any act or omission by LifeSci in connection with its acceptance of or the performance of its obligations under the Agreement, (b) any breach by the Company or Sponsor of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including in connection with a Transaction or Offering), or (c) the enforcement by LifeSci or any other Indemnified Party of its rights under the Agreement or these Indemnification Provisions. Notwithstanding anything to the contrary, in no event shall the Company or Sponsor be obligated to indemnify any Indemnified Parties with respect to the foregoing clauses (a)-(c) to the extent that such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the fraud, gross negligence or willful misconduct of the Party seeking indemnification hereunder.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): LifeSci, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company and Sponsor may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company and/or Sponsor with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company or Sponsor shall not relieve the Company or Sponsor from its obligations hereunder except to the extent such failure results in actual prejudice to the Party from whom indemnification is being sought. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, subject to the approval of the indemnifying party, which approval shall not be unreasonably withheld, and the fees, expenses and disbursements of such counsel shall be borne by the indemnifying party Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and/or Sponsor and any counsel designated by the Company and or Sponsor. The Company and/or Sponsor shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s and/or Sponsor’ s written consent. The Company and/or Sponsor shall not, without the prior written consent of an Indemnified Party, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to any Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company and/or Sponsor shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only it) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company and/or Sponsor, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received ( or anticipated to be received) by the Company and its stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and Sponsor and their successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.